Exhibit 23.2






                   Consent of Independent Petroleum Engineers


The undersigned firm of Independent Petroleum Engineers, of Calgary, Alberta, Canada, knows that it is named as having prepared an evaluation of the interests of Magellan Petroleum Corporation, dated July 31, 2002, prepared for filings with the Securities and Exchange Commission on Form 10-K for the year ended June 30, 2002, and hereby gives its consent to the use of its name and to the use of the said estimates.



                            Paddock Lindstrom & Associates Ltd.


                            /s/ L. K. Lindstrom
                            ------------------------------
                               L. K. Lindstrom, P. Eng.
                               President